Exhibit 10.4
PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS
between
The parties designated on Exhibit A
as Seller
and
CHATHAM LODGING TRUST
as Purchaser
Homewood Suites
35 Middlesex Turnpike
Billerica, Massachusetts 01821
Homewood Suites
2261 Killebrew Drive
Bloomington, Minnesota 55425

Homewood Suites
5107 Peter Taylor Park
Brentwood, Tennessee 37027
Homewood Suites
2747 North Stemmons Freeway
Dallas, Texas 75207
Homewood Suites
2 Farm Glen Boulevard
Farmington, Connecticut 06032
Homewood Suites
290 Southhall Lane
Maitland, Florida 32751
November 16, 2009

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS
     This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is dated as of this 16th day of November, 2009 (“Effective Date”), and is made by and between each of the parties named on Exhibit A hereto (each, individually, “Seller” and, collectively, “Sellers”), and CHATHAM LODGING TRUST, a Maryland real estate investment trust (“Purchaser”).
RECITALS
     A. Sellers are the owners of all of the Properties, with the specific owner of each Property as set forth on Exhibit A.
     B. Purchaser desires to purchase all of the Properties and to acquire all of Sellers’ respective right, title and interest in and to the Properties, on the terms and conditions set forth in this Agreement.
     C. Sellers desire to sell to Purchaser all of the Properties and to convey to Purchaser all of their respective right, title and interest in the Properties, on the terms and conditions set forth in this Agreement.
     D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article I.
AGREEMENT
     NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.
I.
DEFINITIONS
     As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:
     “Alcoholic Beverages.” With respect to each Property, all unopened wine, beer and other alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.
     “Assignment of Contracts.” As set forth in Section 5.2(d) hereof.
     “Assignment of Intangibles.” As set forth in Section 5.2(c) hereof.

     “Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.
     “Bill of Sale.” As set forth in Section 5.2(b) hereof.
     “Bookings.” With respect to each Property, all contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or banquet facilities of the Hotel for periods on and after the Closing Date which are made in Seller’s ordinary course of business for the Hotel.
     “Casualty.” As set forth in Section 12.13.1 hereof.
     “Casualty Notice.” As set forth in Section 12.13.1 hereof.
     “Casualty Renovation Cost.” As set forth in Section 12.13.1 hereof.
     “Close of Escrow.” As set forth in Section 5.1 hereof.
     “Closing Date.” As set forth in Section 5.1 hereof.
     “Contracts.” With respect to each Property, all leases of furniture and equipment, all space leases, and all contracts and agreements used and/or executed in connection with the construction, ownership, operation, occupancy and/or maintenance of the Hotel and/or the Property, together with (a) all contracts, agreements and other obligations terminable on not more than thirty (30) days prior notice without fee or penalty, (b) all Bookings, gift certificates, and similar promotional arrangements entered into by Seller prior to the Effective Date, and (c) all contracts and agreements entered into by Seller in the ordinary course of business, but only to the extent expressly permitted, and disclosed to Purchaser as required, by the terms of this Agreement, but excluding, in each case, the Franchise Agreement, provided Purchaser shall have the right, by notice delivered to Seller during the Due Diligence Period, to require that, by Close of Escrow, Seller terminate or give notice of termination with respect to any or all Contracts that can be terminated without penalty, or with penalty if Purchaser agrees to assume the penalty. All of the Material Contracts in effect as of the Effective Date are described on Exhibit “C” attached hereto.
     “Cooperating Party.” As set forth in Section 12.5 hereof.
     “Cut-Off Time.” As set forth in Section 5.5.4 hereof.
     “Due Diligence Materials.” As set forth in Section 4.3 hereof.
     “Due Diligence Period.” As set forth in Section 4.3 hereof.
     “Earnest Money Deposit.” As set forth in Section 2.2.1 hereof.
     “Environmental Damages.” As set forth in Section 4.4.1(j) hereof.
     “Environmental Requirements.” As set forth in Section 4.4.1(k) hereof.

     “Escrow.” As set forth in Section 3.1 hereof.
     “Escrow Holder.” Chicago Title Insurance Company
     “Exchangor.” As set forth in Section 12.15 hereof.
     “Excluded Assets.” With respect to each Property, the Proprietary Computer Systems, the Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, till money, house banks, Seller’s Accounts Receivable, notes, securities and other evidence of indebtedness held at the Hotel as of the Cut-Off Time, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.
     “Excluded Documents.” With respect to each Property, all (a) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with the sale of the Property or otherwise, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements of the Hotel which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property (but excluding any historical sales/customer data used in the ordinary course of business which shall be provided to Purchaser), (b) communications between Seller or any affiliate and its attorneys or other agents or representatives, (c) employee personnel files of Seller and the manager of the Hotel, (d) appraisals, assessments or other valuations of the Property in the possession of Sellers, (e) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items), and (f) any confidential or proprietary information of any Seller in Seller’s possession, in each case however embodied.
     “Food Inventory.” With respect to each Property, all unopened food, food stuffs, menu stock and non-alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.
     “Franchise Agreement.” With respect to each Property, the franchise agreement to be entered into by Purchaser with Franchisor at or prior to Closing or, if an existing franchise agreement is being assumed by Purchaser pursuant to the election of Franchisor, then the assumed franchise agreement from and after Closing.
     “Franchisor.” With respect to each Property, the franchisor having entered into an existing franchise agreement or which will enter into a new Franchise Agreement.
     “Good Funds.” A deposit of cashier’s check, certified funds, or confirmed wire transfer of funds.
     “Hazardous Materials.” As set forth in Section 4.4.1(l) hereof.
     “Hotel.” With respect to each Property, the hospitality business (including restaurant and lounge services and businesses) operated and conducted by Seller on the Real Property.
     “Improvements.” With respect to each Property, the buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.
     “Intangible Property.” With respect to each Property, all (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the franchise proprietary names, (b) local telephone and facsimile exchange numbers identified exclusively with the Hotel, (c) transferable certificates (including the Certificate of Occupancy for the Real Property), licenses (including liquor licenses, to the extent transferable), permits and warranties now in effect with respect to the Property (specifically excluding, however the franchise name for the Hotel) at no cost to Seller, (d) internet sites and names associated with each hotel (URLs), (e) plans, specifications and surveys and (f) all other intangible property located at the Real Property and used by Seller exclusively in connection with the ownership and operation of the Hotel, but excluding the Excluded Assets.
     “Intermediary.” As set forth in Section 12.15.3 hereof.
     “Inventory.” With respect to each Property, all unopened operating inventories, materials and supplies used in connection with the operation of the Hotel and located thereat, including linens, bath towels, paper goods and guest supplies, and all gift shop inventory owned by Seller, including without limitation, Alcoholic Beverages.
     “IPO Condition.” As set forth in Section 8.2(d) hereof.
     “Land.” With respect to each Property, the land, as more particularly described on Exhibit “B” attached hereto and upon which the Improvements are located, including all easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Land including any development rights, water rights and mineral rights, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.
     “Liabilities.” As set forth in Section 12.15.2 hereof.
     “Liquor Licenses.” With respect to each Property, the liquor licenses relating to the operation of the restaurant and lounge businesses at the Real Property, as described in Section 2.4 hereof.
     “Management Agreement” With respect to each Property, the management agreement with a third-party manager currently in existence.
     “Material Contracts.” With respect to each Property, those Contracts which require more than thirty (30) days’ notice of termination or the payment of a fee or penalty in connection with such termination or which involve payment obligations by any Seller or third-party manager in excess of Fifty Thousand Dollars ($50,000.00).
     “Non-Foreign Affidavit.” As set forth in Section 5.2(e) hereof.

     “Notice.” As set forth in Article XI hereof.
     “Opening of Escrow.” As set forth in Section 3.1 hereof.
     “PCA Report.” As set forth in Section 4.3.9 hereof.
     “Permitted Exceptions.” As set forth in Section 4.2 hereof.
     “Personal Property.” With respect to each Property, all (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures, linens, towels, utensils, china, glassware, and theme park tickets and other personal property owned by Seller, located on the Real Property, including those used in the operation of any restaurants and other ancillary hotel operations, and which are used exclusively in connection with the operation of the Hotel and/or the Real Property, (c) copies of files maintained or generated by Seller and/or Seller’s Hotel manager in the course of, and related to, the operation of the Hotel (excluding the Excluded Documents and other materials proprietary to Seller) which are located on the Real Property, (d) the Restaurant Equipment, (e) the Food Inventory, (f) any vehicles owned by Seller and used in the operation of the Hotel, (g) to the extent transferable to Purchaser, the Liquor License, and (h) all other personal property located at the Real Property with respect to which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership and operation of the Hotel and/or the Real Property; but excluding, however, (i) the Excluded Assets, (ii) the personal property owned by any tenant or guest on the Real Property, (iii) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, and (iv) all tax and utilities and other deposits.
     “Physical Condition.” A structural or environmental defect or defects identified by an independent and qualified structural or environmental consultant (“Consultant”) in a property condition assessment report or an environmental site assessment report issued by such Consultant (either, an “Inspection Report”).
     “Property.” With respect to each Seller, the Improvements, the Hotel, the Personal Property, the Inventory, and the Intangible Property owned by such Seller.
     “Proprietary Computer Systems.” With respect to each Property, the computer software, hardware, programs, processes and procedures set forth for such Property on Exhibit “C” attached hereto.
     “Proprietary Information.” As set forth in Section 12.18 hereof.
     “Purchase Price.” As set forth in Section 2.2 hereof.
     “Real Property.” With respect to each Property, the Land and the Improvements.
     “Registration Statement.” As set forth in Section 8.2(d) hereof.
     “Reports. As set forth in Section 4.4.1(e) hereof.

     “Restaurant Equipment.” With respect to each Property, all equipment, furniture, fixtures, utensils, glassware, silverware and china used in connection with the operation of all restaurants and lounges on the Real Property.
     “Seller’s Accounts Receivable.” With respect to each Property, all accounts receivable and other sums owing Seller in connection with the operation of the Hotel prior to the Close of Escrow existing on and prior to the Close of Escrow.
     “Survey.” As set forth in Section 4.2 hereof.
     “Title Commitment.” As set forth in Section 4.1 hereof.
     “Title Insurer.” Chicago Title Insurance Company, 1129 20th Street, NW, Suite 300, Washington, DC 20036
     “Title Policy.” As set forth in Section 4.2 hereof.
     “WARN Act.” As set forth in Section 6.3 hereof.
II.
SALE AND PURCHASE OF PROPERTY
     2.1 Purchase of Property. As of the Close of Escrow, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, such Seller’s fee title in the Improvements, good and marketable title in the Land and the Personal Property and the Inventory, and all of such Seller’s right, title and interest in and to the Contracts, and the Intangible Property, free and clear of all monetary liens and encumbrances (other than the Contracts and the Permitted Exceptions), at the purchase price provided in Section 2.2 hereof. For the avoidance of doubt, this transaction is for a purchase and sale of all, and not less than all, of the Properties owned by the Sellers.
     2.2 Purchase Price and Terms of Payment. The aggregate purchase price for the Properties (“Purchase Price”) shall be Seventy-three Million Five Hundred Thousand Dollars ($73,500,000), allocated as indicated on Exhibit A-1 (which allocation shall be incorporated into Exhibit A-1 by not later than ten (10) days following the date hereof), and shall consist of and be payable as follows:
          2.2.1 Earnest Money Deposit. Within two (2) business days following the Effective Date, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (together with all interest accrued thereon, and the Additional Deposit, if delivered, the “Earnest Money Deposit”). The Earnest Money Deposit shall be fully refundable to Purchaser if Purchaser elects to terminate this Agreement for any reason on or before the 30th day following the Effective Date (“Due Diligence Period”). If Purchaser has not elected to terminate this Agreement and cancel the Escrow prior to the later of (i) the end of the Due Diligence Period and (ii) the end of the Limited Due Diligence Period, if any, then, within two (2) business days, Purchaser shall increase the Earnest Money Deposit to

Two Million Five Hundred Thousand Dollars ($2,500,000) (without regard to any interest earnings, provided that any interest earned thereon shall become part of the Earnest Money Deposit) by delivery to Escrow Holder of the additional sum of One Million Dollars ($1,000,000) (the “Additional Deposit”) in Good Funds. In the event of any failure by Purchaser to timely deliver the Additional Deposit, if Purchaser has not remedied such failure within one (1) business day following written notice of such failure from Seller to Purchaser, Seller shall have the absolute right by written notice to Purchaser, given at any time prior to the posting of the Additional Deposit, to terminate this Agreement, whereupon Seller shall be entitled to receive the Earnest Money Deposit. Upon expiration of the later of (i) the Due Diligence Period and (ii) the Limited Due Diligence Period, if any, unless Purchaser has timely terminated this Agreement, the Earnest Money Deposit shall thereafter be non-refundable to Purchaser, except (a) in the event of a material default by Seller of its obligations under this Agreement that is not cured within any applicable cure period provided in this Agreement, (b) upon the failure of a condition precedent to Purchaser’s obligations as set forth in this Agreement, or (c) as otherwise specifically provided in this Agreement. The Earnest Money Deposit shall be applied to the Purchaser Price on the Closing Date in the event Closing occurs.
          2.2.2 Existing Indebtedness. The Properties shall be sold free and clear of any existing indebtedness.
          2.2.3 Balance of Purchase Price. Not later than 11:00 a.m. Washington, DC time on the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account by such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.
     2.3 Assumption of the Contracts. As additional consideration, Purchaser shall, on and as of the Close of Escrow, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Sellers under the Contracts, that Purchaser is, pursuant to the provisions of this Agreement, required to assume, which first arise or accrue on and after the Closing Date.
     2.4 Liquor Licenses and Alcoholic Beverages. Seller will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such documents as may be legally required) with Purchaser in connection with Purchaser’s application for transfer of the Liquor License to Purchaser or issuance of new liquor licenses. If Purchaser is unable to obtain the transfer of the Liquor License or issuance of new liquor licenses (temporary or permanent) prior to the Closing, provided that Purchaser has taken all commercially reasonable measures to obtain cause such transfer or obtain such new license, then, on the Closing Date, Seller shall cause the current licensee of the applicable Hotel (“License Holder”) enter into a lease, concession or management agreement with Purchaser, to the extent legally permissible, whereby License Holder shall, for a period not to exceed ninety (90) days, operate the liquor concessions at the Hotel under Seller’s or License Holder’s existing liquor license at no cost or expense to Purchaser pending the transfer or issuance of the Liquor License to Purchaser. Purchaser shall indemnify, defend and hold the License Holder harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising in connection with such operation, except to the extent of any negligence or willful misconduct of License Holder or any of its agents or employees in such respect, and provide insurance coverage naming License Holder as an additional named insured.
III.
ESCROW
     3.1 Opening of Escrow. Purchaser and Sellers shall promptly open an escrow (“Escrow”) with Escrow Holder by depositing with Escrow Holder the Earnest Money Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Sellers and Purchaser. The time when Escrow Holder so receives the Earnest Money Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Sellers and Purchaser, shall be deemed the “Opening of Escrow.” Purchaser and Sellers shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.
     3.2 Escrow Holder’s General Provisions. In the event of any conflict between the provisions of the typed portion of this Agreement and Escrow Holder’s General Provisions (if any), the provisions of the typed portion of this Agreement shall be controlling and the General Provisions will be deemed amended accordingly.
     3.3 Additional Escrow Holder Requirements. If there are any requirements imposed by Escrow Holder relating to the duties or obligations of Escrow Holder, or if Escrow Holder requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Escrow Holder shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or conditioned.
     3.4 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Escrow Holder, to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s Tax Identification Number.

     3.5 Release of Funds by Escrow Holder. Escrow Holder’s obligation, if any, under this Agreement to release the Earnest Money Deposit, and any other funds, prior to the Close of Escrow is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn. Escrow Holder shall make such payments only in strict accordance with the provisions of this Agreement, and Purchaser and Sellers agree to save and hold Escrow Holder harmless in disbursing and releasing the funds as specified in this Agreement. Purchaser and Sellers represent to Escrow Holder that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Escrow Holder.
IV.
CONDITION OF TITLE
     4.1 Title Commitment. Within five (5) days after the Opening of Escrow, Escrow Holder, at Purchaser’s sole cost and expense, shall cause to be furnished to Purchaser, with a copy to Sellers, a current commitment for a 2006 A.L.T.A. Owner’s Policy of Title Insurance (standard coverage) for each Property issued by Title Insurer (“Title Commitment”) reflecting the status of title to the Real Property, and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a 2006 A.L.T.A. Owner’s Policy of Title Insurance (standard coverage) if used, and committing to issue the 2006 A.L.T.A. Owner’s Policy of Title Insurance (standard coverage) to Purchaser for the Real Property and the Improvements in the full amount of the Purchase Price. Accompanying the Title Commitment, Escrow Holder shall cause to be furnished to Purchaser, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.
     4.2 Title to the Real Property. Effective as of the Closing Date, but conditioned upon the Close of Escrow, Title Insurer shall issue to Purchaser for each Property Title Insurer’s 2006 A.L.T.A. Owner’s Policy of Title Insurance (standard coverage) (“Title Policy”), with the liability under the Title Policies to be in an aggregate amount equal of the Purchase Price, insuring the fee title in Real Property as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”).
     (a) All general and special property taxes and assessments not yet delinquent, and all improvement and assessment bonds;
     (b) Supplemental taxes, if any, assessed as a result of the sale of the Real Property and the Improvements by Seller to Purchaser;
     (c) Subject to the provisions of Section 4.4 hereof, all liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitments, except monetary liens and encumbrances (except as caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

     (d) Subject to Section 4.4 hereof, all exceptions to title disclosed by the Surveys (and any updates thereto) of the Real Property for the Title Policy (including, without limitation, easements, encroachments and zoning);
     (e) Guests of the Hotels in the ordinary course of business and rights of parties in possession not shown by the public records, but only with respect to those which Purchaser has actual knowledge thereof prior to expiration of the Due Diligence Period or has consented to thereafter;
     (f) Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Real Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended;
     (g) Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors; and
     (h) All preprinted exceptions and exclusions contained in the Title Policies not customarily removed upon receipt by the Title Company of its standard seller’s affidavit as to liens and possession through the Close of Escrow, to be provided by Seller.
Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policies and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay the Close of Escrow; provided further, however, that Seller shall execute and deliver to the Title Insurer such certified organizational documents and consents, affidavits, agreements, and undertakings (including, without limitation, gap undertakings), as may be required by the Title Insurer in order to issue the Title Policies with affirmative coverage over mechanics liens. Purchaser shall be solely responsible for negotiating with Title Insurer with respect to the Title Policies and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any. With respect to each Property, Seller will deliver to Purchaser a copy of any survey of the Real Property in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller’s survey) of the Real Property (“Survey”) acceptable to Title Insurer for purposes of issuing the Title Policy.
     4.3 Inspection and Due Diligence Review.
          4.3.1 Purchaser shall have the right, in its sole discretion, until 5:00 p.m. Washington, DC time on the 30th day following the Effective Date, to satisfy itself, in its sole and absolute discretion, as to the condition and extent of the Property (“Due Diligence Period”). Subject to the prior termination of this Agreement, during the term of this Agreement, Sellers shall cooperate and provide Purchaser with reasonable and continuing access to the Real Property or any due diligence materials required hereunder upon one (1) business day prior Notice to Sellers for the purpose of Purchaser’s inspection and due diligence review. In connection with such review, Seller shall deliver to Purchaser or make available to Purchaser at the respective Hotel during normal business hours during the Due Diligence Period, all records, including non-proprietary financial reports, the instruments evidencing the Contracts pertaining to the Hotels and any other documents, which are in or under Sellers’ or Sellers’ property manager’s control and relate to the operation of the Hotels or any other matter affecting the Property (“Due Diligence Materials”), except that Sellers shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Assets and the Excluded Documents. Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Hotels with any on-site employees of the Hotels; provided, however, that Purchaser may meet with any Hotel’s General Manager (or other designee) upon not less than one (1) business day’s Notice to Sellers but only in the presence of Sellers’ representative (unless waived).
          4.3.2 Purchaser acknowledges that prior to the date of this Agreement, Sellers have delivered to Purchaser, or Sellers have provided Purchaser with access to, certain Due Diligence Materials. Purchaser shall have until the expiration of the Due Diligence Period to review and approve the Due Diligence Materials.
          4.3.3 During the Due Diligence Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study of all Real Property, provided such Phase I environmental audit/study is not invasive or intrusive. Any environmental audit/study, other than the Phase I, proposed to be undertaken by Purchaser shall be subject to Sellers’ written approval, which shall not be unreasonably withheld, prior to the commencement thereof. As a condition to any such consent, Purchaser shall, or shall cause the entity conducting the Phase I environmental audit/study to, obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000) for each Property, naming as an additional insured the Seller owning such Real Property. At any time prior to 5:00 p.m. Washington, DC time on the last day of the Due Diligence Period, Purchaser shall have the right in its sole discretion to terminate this Agreement for any reason or no reason at all, in which event Escrow Holder shall deliver the Earnest Money Deposit to Purchaser.
          4.3.4 Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws, and in a manner so as to not cause damage, loss, cost or expense to Sellers, any Property or the tenants or guests of any Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Hotels. Purchaser will promptly restore any damage to the Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.
          4.3.5 The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser. Purchaser shall indemnify, protect, defend, and hold Sellers, Sellers’ lenders, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys’ fees, whether or not legal proceedings are instituted, arising from the acts or omissions of Purchaser or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of any Property. In the event that

Purchaser elects to terminate this Agreement prior to the end of the Due Diligence Period or upon any other termination of this Agreement, except by reason of Seller’s default, Purchaser shall deliver to Seller copies of all third-party reports received by Purchaser with respect to the Property.
          4.3.6 Subject to Section 12.17, until Close of Escrow, Purchaser shall endeavor in good faith not to disseminate any information or materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives which relate to the operations of the Property and whose dissemination could harm the operations of the Property. Purchaser also agrees that in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall return all information and materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives, and all copies thereof, to Sellers promptly upon Sellers’ request.
          4.3.7 Except as expressly provided in this Agreement, Sellers make no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Sellers’ possession). It is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Properties, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of each Property and not on any materials supplied by Sellers. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.
          4.3.8 The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.
          4.3.9 Notwithstanding any provision herein to the contrary, so long as Purchaser has ordered (i) the Phase I environmental audit/study (the “Environmental Report”) and (ii) an engineering PCA report (the “PCA Report”) (together the Environmental Report and the PCA Report are referred to as the “Reports”) by the seventh (7th) business days following the Effective Date, then, in the event that any one or more of these items has not been delivered by the date which is the fourth (4th ) business day prior to the expiration of the Due Diligence Period (a “Late Report”), Purchaser shall have the right, by written notice to Seller, given not later than the expiration of the third (3rd ) business day prior to the expiration of the Due Diligence Period, to extend its right to terminate this Agreement (and to receive a refund of the Deposit) for an additional fifteen (15) day period (the “Limited Due Diligence Period”), but such extended right to terminate shall be exercisable solely by reason of unsatisfactory matters disclosed in the Late Report during such Limited Due Diligence Period.

     4.4 Notice of Non-Satisfaction.
          4.4.1 Within ten (10) business days of receipt of the Title Commitment and the Survey with respect to a Property, Purchaser shall notify Sellers, by Notice, of any objections to exceptions appearing in the Title Commitment. Within five (5) business days following Purchaser’s Notice, Sellers shall notify Purchaser, by Notice, (i) that Sellers will, prior to the Closing Date, eliminate the exceptions to which Purchaser objects, or (ii) that Sellers decline to eliminate specified exceptions. If Sellers elect not to take such actions as may be required by the Title Insurer to remove all exceptions to title to which Purchaser has objected, Purchaser may within three (3) days terminate this Agreement in its sole discretion and receive a return of the Earnest Money Deposit. If Sellers agree to take the actions necessary to eliminate all exceptions to which Purchaser has objected, then such exceptions shall not be Permitted Exceptions, Sellers shall cause such exceptions to be removed prior to or at Close of Escrow, and Seller’s failure to do so shall be a default under this Agreement. If Purchaser fails to provide Notice of cancellation within the Due Diligence Period as provided for herein, Purchaser shall be deemed to have approved the state of the Properties and the condition of title, and shall be deemed to have waived its rights to terminate this Agreement by reason of such title objections and cancel the Escrow by reason of such title objections under this Section 4.4.
     4.5 Condition of the Property. SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT AND EXCEPTING ALL REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT CLOSING:
     (a) BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLERS THAT PURCHASER IS CAPABLE OF PERFORMING) A SOPHISTICATED, EXPERT, THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE LAND AND THE PROPERTY. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE LAND AND THE PROPERTY ARE ACCEPTABLE TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND PURCHASER WILL EITHER HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER, OR TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD.
     (b) PURCHASER ACKNOWLEDGES THAT SELLERS ARE NOT THE DEVELOPERS OR THE ORIGINAL OWNERS OF THE REAL PROPERTY OR THE HOTELS. PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE

THOROUGHLY INSPECTED AND EXAMINED, AND, FAILING A TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 4.4, UNCONDITIONALLY AND IRREVOCABLY APPROVED, ALL ELEMENTS COMPRISING THE LAND AND THE PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLERS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.
     (c) PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S FAILURE TO TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE CONCLUSIVELY DEEMED PURCHASER’S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE DILIGENCE REVIEW OF THE LAND AND THE PROPERTY AND HAS APPROVED THE CONDITION AND STATE THEREOF.
     (d) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION AND SELLERS’ REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLERS, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE PROPERTY.
     (e) IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLERS MAKE NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF ANY PROPERTY. SELLERS CONVEY THE PROPERTY TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF, PROVIDED SELLER SHALL USE COMMERCIALLY REASONABLE EFFORTS (BUT AT NO COST TO SELLER) TO

COOPERATE WITH AND ASSIST PURCHASER IN OBTAINING THE TRANSFER OF OR NEW LICENSES, PERMITS AND CONSENTS AS NECESSARY.
     (f) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE LAND AND THE PROPERTY, DURING THE DUE DILIGENCE PERIOD, SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY ANY APPLICABLE LAW, RULE OR REGULATION, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, MOLD, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLERS FROM LIABILITY IN CONNECTION WITH ANY SUCH MATTERS THAT ARE NOT THE SUBJECT OF ANY OF SELLERS’ REPRESENTATIONS AND WARRANTIES. PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE PROPERTY UNLESS IT CANCELS THE ESCROW IN ACCORDANCE HEREWITH ON OR BEFORE THE END OF THE DUE DILIGENCE PERIOD.
     (g) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLERS HAVE PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (“REPORTS”), SELLERS HAVE NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLERS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.
     (h) FURTHERMORE, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE NOT AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRESENCE OR INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY. IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS MATERIALS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE,

LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.
     (i) PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLERS, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE LAND OR THE PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.5, AND WITH RESPECT TO THE PRESENCE OF ANY HAZARDOUS MATERIALS, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER ANY STATUTES WHICH MAY HAVE PROVISIONS SIMILAR TO THE FOLLOWING:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

PURCHASER’S INITIALS

     (j) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.
     (k) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.
     (l) “Hazardous Materials” means mold, mildew, and any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde.
The provisions of this Section 4.6 shall survive the Close of Escrow.
V.
CLOSING
     5.1 Closing Date. The “Closing Date” for purposes of this Agreement shall be the date which is the first business day following the later of (i) thirty (30) days after the expiration of the Due Diligence Period, or (ii) three (3) business days following satisfaction of the IPO Condition, or such earlier or later date as may be agreed upon, in writing, by Sellers and Purchaser, and shall be the date on which the Close of Escrow occurs. The “Close of Escrow”

for purposes of this Agreement is defined as the time when the Grant Deeds are recorded in the Official Records, by Escrow Holder. It is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half (1/2) of all title and Escrow cancellation charges.
     5.2 Action Prior to the Close of Escrow by Seller. Sellers agree that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 11:00 a.m. Washington, DC time on the business day immediately preceding the Closing Date, Sellers will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:
     (a) For each Property, a grant deed in the form and content attached hereto as Exhibit “D”, prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the applicable state, reflecting the sale and transfer to Purchaser of the Real Property and the Improvements, (“Grant Deed”).
     (b) For each Property, two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “E”, prepared and executed by Seller, assigning, conveying and transferring to Purchaser the Personal Property and the Inventory (“Bill of Sale”);
     (c) For each Property, two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit “F”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty, all of Seller’s right, title and interest in the Intangible Property (“Assignment of Intangibles”);
     (d) For each Property, two (2) duplicate originals of an Assignment and Assumption of Contracts (which shall include an assignment of any leases if applicable), in the form and content attached hereto as Exhibit “G”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty, all of Seller’s right, title and interest under the Contracts and any applicable leases (“Assignment of Contracts”);
     (e) For each Property, a Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (“Non-Foreign Affidavit”);
     (f) A certificate of Seller recertifying all of Seller’s representations and warranties as true and correct as of Close of Escrow, subject to such modifications, if any, to the extent permitted under this Agreement;
     (g) A closing settlement statement mutually approved by Purchaser and Seller (the “Settlement Statement”);

     (h) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Sellers pursuant to this Agreement;
     (i) Seller’s 1099-S;
     (j) Such other instruments or documents as may be reasonably required by the Title Insurer as necessary to issue the Title Policy, but only to the extent required pursuant to the provisions of Section 4.4;
     (k) Notices to tenants and contract parties notifying such parties of the transfer of ownership (“Third Party Notices”);
     (l) An updated employee census;
     (m) Title to all vehicles, duly endorsed over to Purchaser; and
     (n) Evidence of termination of the Management Agreements.
     5.3 Action Prior to the Close of Escrow by Purchaser. Purchaser agrees that Purchaser will deposit with Escrow Holder at such time as required to effect Close of Escrow on the Closing Date, all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:
     (a) The funds referred to in Section 2.2.3 hereof;
     (b) For each Property, two (2) fully executed duplicate originals of the Assignment of Contracts executed by Purchaser;
     (c) For each Property, two (2) fully executed duplicate originals of the Assignment of Intangibles executed by Purchaser;
     (d) The Settlement Statement;
     (e) The Third Party Notices; and
     (f) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.
     5.4 Recording of Grant Deeds. Escrow Holder will cause the Grant Deeds to be dated and recorded in the Official Records, and all other conveyance documents deposited with Escrow Holder dated as of the Closing Date, when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policies to be issued to Purchaser as contemplated in this Agreement, and holds for the account of Sellers and Purchaser the items and funds (if any) to be delivered to Sellers and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Sellers or Purchaser pursuant to the provisions of this Agreement.
     5.5 Prorations.
          5.5.1 Taxes.
               5.5.1.1 With respect to each Property, all non-delinquent real estate and personal property general and special taxes and assessments for the Property and the Land for the current assessment year shall be prorated as of the Closing Date. It is understood that any supplemental property tax bill issued as a result of the sale of any Property pursuant to the provisions of this Agreement, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Properties for any period prior to the Closing Date. Both Seller and Purchaser shall have the right to pursue claims for any such refunds, with respect to their respective periods of ownership. With respect to each Property, Purchaser and Sellers shall be equally responsible for, and shall pay equally, all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property, the Inventory and the Intangible Property.
               5.5.1.2 If any proceeding for certiorari or other proceeding to determine the assessed value of any Property or the real property taxes payable with respect to any Property is continuing as of the Close of Escrow, Seller will be entitled to control the prosecution of such proceeding or proceedings to completion and to settle or compromise any claim therein, subject to the reasonable approval of Purchaser. Seller agrees to cooperate with Purchaser and to execute any and all documents reasonably requested by Purchaser in furtherance of the foregoing. Any amounts recovered in such settlement or proceeding, net of the expenses of recovery thereof, including any fee or commission to any real property tax consultant due in connection with the real property tax proceeding, shall be appropriately apportioned between Seller and Purchaser. Seller shall not initiate any real property tax appeals or other proceedings after the conclusion of the Due Diligence Period without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
          5.5.2 Advance Reservations. At the Close of Escrow, each Seller shall provide Purchaser with a schedule of post-closing confirmed Bookings for such Seller’s Hotel. Purchaser shall honor all such confirmed and Bookings, provided that such Bookings were booked by Sellers in a manner consistent with normal business practices.
          5.5.3 Utility Service. With respect to each Property, Sellers shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

          5.5.4 Revenue From Operations. With respect to each Property, all revenues from Hotel operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. local time on the Close of Escrow (“Cut-Off Time”) shall belong to Seller. All revenues from Hotel operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-Off Time shall belong to Purchaser. Revenue from guest room rentals for the evening before the date of the Close of Escrow through to the day of the Close of Escrow shall be allocated one-half (1/2) to Seller and one-half (1/2) to Purchaser. All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Cut-Off Time, shall be credited to Purchaser.
          5.5.5 Accounts Payable and Operating Expenses. With respect to each Property, all obligations and liabilities (for services and materials ordered, or otherwise in the ordinary course of business) and accounts payable for the Hotel and the Real Property owing as of the Closing Date for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services paid, incurred or ordered shall be prorated between Sellers and Purchaser as of the Closing Date. Sellers shall receive a credit for all prepaid expenses.
          5.5.6 Miscellaneous Permits and Taxes. With respect to each Property, all water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses (other than the Liquor Licenses) which are assignable or transferable without added cost and have a value which will survive Close of Escrow, including, but not limited to, any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Sellers will be credited for that portion of taxes and fees paid by Sellers allocable to the period after the Closing Date.
          5.5.7 Contracts/Leases. With respect to each Property, all payments and receipts, as applicable, under the Contracts and any leases shall be prorated between Purchaser and Seller as of the Closing Date. Sellers shall receive a credit for all prepayments and deposits under any Contracts and Purchaser shall receive a credit for any security deposits under any leases.
          5.5.8 Other Income. With respect to each Property, all other income derived by Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to Seller. All other income derived by Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.
          5.5.9 Other Expenses. With respect to each Property, all other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date.
          5.5.10 Ticket and Gift Shop Inventory. With respect to each Property, Seller shall receive a credit for all gift shop inventory, held by Seller for sale at the Hotel, in an amount equal to Seller’s actual cost thereof.

          5.5.11 House Banks. With respect to each Property, on the Close of Escrow, in addition to the Purchase Price, Seller shall receive a credit through the Escrow for an amount equal to all till money, cash-on-hand, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser. In the event Seller and Purchaser are unable to agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this Section 5.5.11 shall be inapplicable, and title to the till money, cash-on-hand and house banks shall remain with Seller. The failure of Purchaser and Seller to agree on the amounts of the till money, cash-on-hand and house banks shall not be deemed a condition precedent to the obligations of Seller and Purchaser under this Agreement.
          5.5.12 Delayed Adjustments. If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred fifty (150) days after the Close of Escrow. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 5.5.12. After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 5.5.
          5.5.13 Proration Allocation. For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.
          5.5.14 Survival. The provisions of this Section 5.5 shall survive the Close of Escrow.
     5.6 Guest Property. With respect to each Property, property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:
          5.6.1 Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall send written notice to guests in the Hotel who have safe deposit boxes advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 5.6.1. On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes in the Hotel, all receipts and agreements relating to such safe deposit boxes, and a complete list of the name and room number of each depositor. Each box in use by a Hotel guest shall then be sealed by representatives of Seller and Purchaser. At Purchaser’s option, guests may be requested to remove and verify the contents of the sealed boxes prior to the Close of Escrow. All such removals and verifications shall be under the supervision of a representative to be agreed upon between Purchaser and Seller. Purchaser shall be responsible for all boxes once the seal is broken, and for the contents of all boxes which are verified. Seller shall be responsible for any claims pertaining to any property allegedly deposited in a safe deposit prior to the Closing Date, the seal of which was not broken. Each of Seller and Purchaser shall indemnify and hold the other harmless from and against all claims and losses arising from such indemnifying party’s obligations under this Section 5.6.1.

          5.6.2 Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory. Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory.
     5.7 Costs. Purchaser and Seller shall each pay one-half (1/2) of the premium for the A.L.T.A coverage under the Title Policy. Purchaser shall pay the costs of all endorsements to the Title Policy, all costs or premiums for any lender title policies, and for the Survey (or the updating thereof). Purchaser and Seller shall each pay one-half (1/2) of the documentary transfer taxes and the recording fee for the Grant Deed. Each of Seller and Purchaser shall pay one-half (1/2) of all escrow fees for that portion of the Escrow pertaining to the sale of the Property.
     5.8 Real Estate Withholding. Sellers and Purchaser appoint Escrow Holder as the withholding agent for purposes of compliance with any state statue respecting the withholding of taxes. Prior to the Close of Escrow, Sellers will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the appropriate taxing authority.
     5.9 Distribution of Funds and Documents Following Close of Escrow. Following Close of Escrow, Escrow Holder shall distribute the documents as follows:
          5.9.1 To Sellers. With respect to each Property:
     (a) The cash portion of the Purchase Price as set forth in Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;
     (b) A copy of the recorded Grant Deed;
     (c) One (1) fully executed duplicate original of the Bill of Sale;
     (d) One (1) fully executed duplicate original of the Assignment of Intangibles;
     (e) One (1) fully executed duplicate original of the Assignment of Contracts;
     (f) One (1) fully executed duplicate of the Settlement Statement;
     (g) One (1) fully executed duplicate of the Third Party Notices;
     (h) A copy of the Title Policy issued to Purchaser;

     (i) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Sellers through Escrow pursuant to the provisions of this Agreement; and
     (j) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Sellers pursuant to the terms of this Agreement.
          5.9.2 To Purchaser.
     (a) Any excess funds deposited by Purchaser which remain after disbursement to Sellers;
     (b) One (1) conformed copy of the Grant Deed, the original to be mailed to Purchaser following the recordation thereof;
     (c) One (1) fully executed duplicate original of the Bill of Sale;
     (d) One (1) fully executed duplicate original of the Assignment of Intangibles;
     (e) One (1) fully executed duplicate original of the Assignment of Contracts;
     (f) One (1) fully executed duplicate of the Settlement Statement;
     (g) One (1) fully executed duplicate of the Third Party Notices;
     (h) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;
     (i) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Sellers pursuant to the terms of this Agreement; and
     (j) The original of the Title Policy.
     5.10 Possession. Purchaser shall be entitled to sole possession of each Property on the Close of Escrow, subject to the possessory rights of any guests of the Hotel.
VI.
ADDITIONAL COVENANTS AND INDEMNITIES
     6.1 Purchaser’s Covenants.
          6.1.1 Indemnification. Purchaser covenants to defend, indemnify and hold harmless Sellers, and their respective affiliates, owners, employees, agents and representatives, from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs, but excluding consequential damages and loss of profits) (a) arising from the acts and omissions of

Purchaser and its agents, employees and contractors occurring in connection with or as a result of, any inspections, tests or examinations of or to the Property and the Land, (b) arising from the use, management, operation, rental, maintenance and ownership of the Property and the Land, based upon acts, conduct or omissions (other than by Sellers) occurring, on or after the Closing Date, including, without limitation, with respect to and under the Contracts, (c) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, and (d) and arising from any breach of this Agreement by Purchaser or any instrument or agreement delivered or required to be delivered pursuant to the provisions of this Agreement, including under the WARN Act. This indemnity shall survive the Close of Escrow.
          6.1.2 Seller’s Accounts Receivable. On the Closing Date, each Seller shall deliver to Purchaser an update of Seller’s Accounts Receivable list. Thereafter, Purchaser, upon receipt, shall promptly remit to such Seller all sums received by Purchaser in payment of any of Seller’s Accounts Receivables. All sums received by Purchaser from a customer, guest or patron following Closing shall be credited, unless otherwise designated by the payor, first, to the sums owing to Purchaser, and then, to the extent any sums remain, to Seller for any Seller’s outstanding Accounts Receivable. For a period of one (1) year after the Close of Escrow, Sellers shall have the right, from time to time, to inspect and audit the books and records of the Hotels that pertain to income and collections, at Sellers’ sole cost (unless it is determined from such audit or inspection that Purchaser has withheld any Seller’s Accounts Receivable, then Purchaser shall pay the costs of such audit and inspection), and Purchaser shall provide full and complete access thereto to Sellers upon not less than three (3) business days prior Notice, to verify receipt and payment of Sellers’ Accounts Receivable. All information so obtained by Sellers or their agents shall be confidential information which shall be disclosed solely on a need-to-know basis. Nothing in the foregoing shall obligate Purchaser to pursue the collection of any outstanding Seller Account Receivables and Purchaser shall have no obligation to Seller to do so.
          6.1.3 Public Offering. Purchaser shall use reasonable commercial efforts to finalize and file with the Securities and Exchange Commission the Registration Statement and to cause the Registration Statement to become effective under the Securities Act of 1933, as amended, and the rules and regulations thereunder, by 5:00 p.m. on February 15, 2010 and thereafter to cause the securities being offered pursuant to the Registration Statement to be sold (the “Public Offering”). All costs related to the Public Offering, including any audit or accounting fees incurred by Purchaser and/or Seller in causing any audits related to the Public Offering, shall be borne solely by Purchaser regardless of whether Closing occurs.
     6.2 Seller Covenants. Each Seller (but solely for itself and its own Property, and not for any other Seller or any other Property) covenants to Purchaser as follows:
          6.2.1 Indemnification. Seller covenants to defend, indemnify and hold harmless Purchaser and its affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs, but excluding consequential damages and loss of profits) (a) arising from the use, management, rental, maintenance, ownership and operations of the Property during the period of Seller’s ownership thereof (except as to, and specifically excluding, the matters set forth in Section 6.1.1 hereof, Environmental

Damages, Environmental Requirements, and the matters addressed in Section 0 hereof), (b) arising under the Contracts and the Franchise Agreement during the period of Seller’s ownership, (c) caused by or arising out of any material misrepresentation by Sellers in connection with this Agreement, and (d) arising from any breach of this Agreement by Seller or any instrument or agreement required to be delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Close of Escrow.
          6.2.2 Assumption of Franchise Agreement. At Closing, Purchaser shall either (i) assume the Franchise Agreements or (ii) enter into new franchise agreements with the same Franchisors, with the original Franchise Agreements being terminated and Seller being fully released from any liability arising under the existing Franchise Agreements from and after Closing.
          6.2.3 Terminating the Management Agreements. Seller shall terminate or cause to be terminated the Management Agreement affecting each Hotel effective upon the Close of Escrow. Any payments required by any management company pursuant to the Management Agreements to so terminate the Management Agreements shall be at Purchaser’s sole cost and expense.
          6.2.4 Operation of the Hotel. Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall carry on the business and operations of the Hotel in substantially the same manner as heretofore carried on by it. Seller shall pay and perform all of its material obligations and otherwise comply with all of the material terms and conditions of the covenants and other agreements of record reflected in the Permitted Exceptions, the Contracts, the Franchise Agreement, the Existing Indebtedness (and all documents evidencing, securing or relating to the Existing Indebtedness (including, but not limited to, causing any guarantors and indemnitors to perform their obligations thereunder)). Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Hotel. Seller shall not remove any of the Personal Property from the Real Property, unless such removal is in the ordinary course of Seller’s business and Seller replaces the same with like items that are of equal or better quality and condition. Seller shall maintain the Inventory, the Food Inventory and the Alcoholic Beverages consistent with Seller’s past practices, and will replenish the same consistent with its past practices. Following the Effective Date of this Agreement, Seller may, extend, amend, modify or terminate any of the existing Contracts, including any leases of furniture, fixtures or equipment for the Hotel, and may enter into new Contracts as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, and may enter into new Contracts; provided, however, that (i) Seller shall not enter into or amend, modify or extend any Material Contracts unless (a) Seller provides Purchaser with a copy of such new Material Contract or amendment, modification or extension of an existing Material Contract prior to or within two (2) business days after Seller’s execution thereof, and (b) commencing two (2) business days prior to the expiration of the Due Diligence Period and continuing through the Close of Escrow or earlier termination of this Agreement, so long as Purchaser is not in default of any of its obligations under this Agreement, Seller shall have obtained the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, (ii) Seller shall not enter into, or amend, modify or extend any leases of furniture, fixtures or equipment for the Hotel, (iii) other than with respect to the sale of Food Inventory or liquor in the ordinary course of business at the Property, no part of the Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent; and (iv) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed), Seller shall not make any material alterations to the Property. Seller shall pay all of its debts, liabilities and obligations as and when the same become due.
          6.2.5 Cooperation. Seller shall cooperate with Purchaser in all reasonable respects, including by executing and delivering necessary or desirable applications and other documents, to facilitate the issuance and/or transfer of the authorizations and other authorizations in connection with the operation of the Hotel, including the Liquor Licenses. Purchaser shall promptly reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller in connection with such cooperation. Except for the Liquor Licenses which are subject to the provisions of Section 2.4 above, to the extent any license is not transferable, but is necessary for any aspect of the operation of the Hotel, Seller shall cooperate with Purchaser by entering into such arrangements as may be usual and customary in similar transactions, provided that any such arrangements are in compliance with all applicable laws, rules and regulations, that Purchaser promptly reimburses Seller for all reasonable out-of-pocket expenses incurred by Seller in connection therewith, and that Purchaser indemnifies and holds Seller harmless from and against any liabilities arising in connection therewith.
     6.3 Employee Matters.
          6.3.1 On the Closing Date, Seller shall pay all employee salaries, wages, fringe benefits and other compensation, including any applicable federal, state and local taxes, for any employees of the Hotel which have accrued up to the Cut-Off Time. Seller shall terminate all of the Hotel employees effective at 11:00 a.m. local time on the Closing Date. Subject to the provisions of Section 6.3.2 hereof, Seller shall indemnify, defend and hold harmless Purchaser against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive the Close of Escrow.
          6.3.2 As of the Close of Escrow, but effective at 8:00 a.m. local time on the Closing Date, Purchaser shall hire (or cause its hotel management company to hire) not less than eighty percent (80%) of the employees of each Hotel. Purchaser shall indemnify, defend and hold harmless Seller, and its affiliates, owners and employees, against any and all labor or employment claims, liabilities and obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Close of Escrow, including, without limitation, all claims arising from the termination by Purchaser of any Hotel employee or personnel performing services at or for the Hotel, and Purchaser’s decision to continue or discontinue any employment policy or practice of Seller in existence or effect at the Hotel prior to the Close of Escrow, which indemnity shall survive the Close of Escrow. The foregoing indemnity shall survive the Close of Escrow.
          6.3.3 Purchaser acknowledges that Seller is not giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act and/or any applicable state law counterpart (together with all rules and regulations promulgated thereunder, the “WARN Act”). Purchaser agrees to hire a sufficient number of the Hotel employees, and on such terms and conditions, as to avoid any violation of the WARN Act in the absence of such notice, and agrees to indemnify and defend Seller, and to hold Seller harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys fees) incurred by any of such parties as a result of the failure to give such notice or otherwise comply with the WARN Act.
     6.4 Exclusive Dealings. Purchaser and Seller agree that, in consideration of the payment of the Earnest Money Deposit, and Purchaser’s projected efforts and undertakings, and in preparing the necessary legal documentation to complete the purchase transaction, neither Seller, nor any of its affiliates, agents, representatives, officers, directors, partners or shareholders, will engage in any negotiations, or accept any offers, regarding the sale, exchange, or other conveyance of the Property until the later of the Closing Date, or the date Purchaser and Seller mutually agree to extend the Closing Date, or such sooner date as Purchaser terminates this Agreement and cancels the Escrow.
     6.5 No Obligations of Escrow Holder. Escrow Holder shall not be concerned with the provisions of this Article VI.
     6.6 Property Improvement Plans. As soon as possible following the Effective Date, Sellers shall arrange with the Franchisor for each Hotel for the inspection and creation of a Product Improvement Plans (each, a “PIP”) for each Hotel and shall endeavor to have each such PIP completed as promptly as possible. Purchaser shall be responsible for paying or reimbursing Seller for any fees or expenses charged by the Franchisor for completing such inspections and preparing the PIPs. To the extent permitted by the Franchisor, the PIP inspections shall be scheduled in coordination with Purchaser, and Purchaser shall have the right to attend such inspections, provided that Purchaser shall not have the right to modify the Franchisor’s inspection schedule or otherwise change the timing of such inspections. In that regard, Sellers hereby agree to request that Franchisor allow Purchaser to attend any such inspections and Sellers shall provide Purchaser notice of any such inspections promptly after receiving notice thereof from Franchisor. Purchaser shall be responsible for completing the work required by each PIP following Closing and for paying all costs associated with any PIP (the “PIP Costs”), provided that, if the aggregate of such PIP Costs exceed Nine Million Dollars ($9,000,000), then Purchaser and Seller shall bear equally the next One Million Dollars ($1,000,000) in PIP Costs. Thereafter, all PIP Costs shall be the sole responsibility of Purchaser.
     6.7 Defeasance of Existing Indebtedness. Seller shall use commercially reasonable efforts to cause the defeasances of any existing defeasance to occur on the initially scheduled Closing Date; provided, however, if Seller is unable to cause the defeasance to occur on or before the Closing Date, Seller shall have the right, by written notice to Purchaser, given not later than the third (3rd) business day prior to the Closing Date to postpone the Closing Date for up to ten (10) business days. Furthermore, Purchaser agrees to cooperate in all reasonable respects with Seller in order to permit Seller to defease any existing indebtedness on a Property so as to minimize the cost and time for effecting such defeasance, using the proceeds of the sale of the Property to effectuate such defeasance, including by depositing such proceeds in an appropriate escrow in advance of Closing in accordance with the usual and customary procedures for similar defeasances, provided that Purchaser is not required to incur any additional liability or material expense.

     6.8 Independent Audit. From the Effective Date until two (2) years after the Closing, Seller shall make the books and records of the Property available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser or any of its constituent members to file a registration statement and otherwise comply with applicable filing requirements of the SEC. Without limiting the foregoing, (x) Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit, and (y) Seller shall furnish Purchaser with such financial and other information within Seller’s possession or control as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority. This Section 6.8 shall survive the Closing.
     6.9 Bulk Transfers. Seller and Purchaser specifically waive compliance with the applicable provisions of the Uniform Commercial Code — Bulk Transfers and with any similar provision under the laws of the state, county and city in which any Property is located. Seller shall indemnify Purchaser for any claims made by creditors under the applicable bulk sales laws relating solely to any pre-Closing payment obligations to such creditors and only in the amount of the payments due to or claimed to be due to such creditors.
VII.
REPRESENTATIONS AND WARRANTIES
     7.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:
          7.1.1 Organization and Standing. Purchaser is a real estate investment trust, duly organized, validly existing, and in good standing under the laws of the State of Maryland and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.
          7.1.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

          7.1.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.
          7.1.4 Solvency/Bankruptcy. Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing. Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.
     7.2 Sellers’ Representations and Warranties. Each Seller represents and warrants (but solely for itself and its own Property, and not for any other Seller or any other Property) to Purchaser that as of the date hereof and, subject to the provisions of the paragraph following Section 7.2.16 hereof, Close of Escrow:
          7.2.1 Organization and Standing. Each Seller is a limited liability company or limited partnership, as reflected on “Exhibit “A” to this Agreement, duly organized under the laws of the State of Delaware, is validly existing, and in good standing under the laws of the State of Delaware, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.
          7.2.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.
          7.2.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.
          7.2.4 Non-Foreign Seller. Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”
          7.2.5 Solvency/Bankruptcy. Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing. Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.
          7.2.6 Litigation. As of the date hereof, except as set forth on Exhibit “H” hereto, Seller has not been served with any pending actions, suits, arbitrations, governmental investigations or other proceedings, and to its best knowledge, none of the foregoing are pending or threatened against Seller or affecting the Property before any court or governmental authority.
          7.2.7 Condemnation. As of the date hereof, Seller has not been served with notice of any pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof, and has no knowledge of any of the foregoing being contemplated.
          7.2.8 Contracts. All Material Contracts to which Seller is currently a party (except for Bookings, gift certificates and similar promotional arrangements), and all amendments thereto, are listed on Exhibit “C” attached hereto. Seller has or will make available to Purchaser true copies of all such Contracts. All such Contracts are in full force and effect, and to the best of Seller’s knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller under any such Contracts, nor by any other party thereto.
          7.2.9 Licenses and Permits. All authorizations have been obtained and are in full force and effect. Seller has made or will make available to Purchaser true copies of each such authorization. Seller has not received a written notice from any applicable governmental authority (A) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the authorizations, the loss of which would have a material adverse effect on the present use and occupancy of the Real Property or (B) that it lacks any permits or licenses necessary for the present use and occupancy of the Real Property.
          7.2.10 Real Property Tax Assessments. Seller has received no written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel, other than normal fiscal year increases.
          7.2.11 Employee Agreements. There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. Seller has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller nor has it received any notice of any claim of unfair labor practices. Seller has and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the Franchise Agreement.
          7.2.12 Insurance. Seller has and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Seller, which policies are consistent with the requirements of the lender under the existing financing and under the Franchise Agreement. Seller has not received any notice of cancellation or threatened cancellation of any insurance policy applicable to any Property.
          7.2.13 Ownership of Personal Property. Except as may otherwise be provided in any Contracts, Seller is the sole owner of all Personal Property and, at Closing, none of the Personal Property shall be encumbered by any lien or claim of any other person or entity, except for the Existing Indebtedness.
          7.2.14 Food and Beverage Inventory. Except as may otherwise be provided in any Contracts, all Food and Beverage Inventory is free and clear of any lien or claim, except for the Existing Indebtedness.
          7.2.15 Violations. Seller has received no written notice of any violation of any laws, including environmental laws with respect to any Property that has not been cured as required by law.
          7.2.16 No Offers. Seller has not granted any right to purchase, option or other right with respect to any Property.
Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the present actual knowledge of Thomas J. Baltimore, Jr. and of Howard Isaacson, Senior Vice President, Asset Management, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s offices in Bethesda, Maryland. Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the Close of Escrow (provided, however, that Seller shall have the right to update such representations and warranties as a consequence of operating the Properties in accordance with the provisions of this Agreement) and provided Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, and provided any such representation or warranty was not knowingly false when made or made to be false or inaccurate through acts or omissions of Seller prior to Closing, then Purchaser’s sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Sellers with respect to such false or inaccurate representation and warranty. If any such representation or warranty was knowingly false when made or made to be false or inaccurate through intentional acts or omissions of Seller prior to Closing, then Purchaser shall be entitled to all damages (and subject to all limitations) available to Purchaser as provided in this Agreement for a default of Seller hereunder.

VIII.
CONDITIONS PRECEDENT TO CLOSE OF ESCROW
     8.1 Conditions to Seller’s Obligations. The obligation of Sellers to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Holder), in whole or in part, by Sellers of each of the following conditions precedent:
          (a) Except by reason of a default by Sellers, Escrow Holder is in a position to and will deliver to Sellers the instruments and funds accruing to Sellers pursuant to the provisions of this Agreement;
          (b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller;
          (c) The IPO Condition has been satisfied; and
          (d) With respect to each Property, Seller has been released from all obligations under the Franchise Agreement by the franchisor thereunder, provided, Seller covenants to take all steps reasonably required by the franchisor for such release and, to the extent this condition fails due to Seller’s failure to execute and deliver franchisors’ customary termination agreements (which may include, but not be limited to, a general release of the applicable franchisor by the applicable Seller) and perform customary obligations thereunder (which may include, but not be limited, paying any fees accrued under the franchise agreements through the date of closing), Seller shall be deemed to be in default under this Agreement, unless Seller otherwise waives this condition.
The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Sellers. Sellers shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder. In the event that the IPO Condition has not been fully satisfied and Close of Escrow has not occurred by March 31, 2010, Seller shall have the right, in its sole discretion, to terminate this Agreement by written notice to Purchaser at any time. If Sellers elect to terminate this Agreement as a result of Purchaser’s failure to satisfy the IPO Condition, Purchaser shall reimburse Sellers for all reasonable out-of-pocket costs and expenses, including reasonable legal fees, incurred by Sellers in connection with the negotiation of, and the performance of Sellers’ obligations under, this Agreement in an aggregate amount not to exceed Seventy Five Thousand Dollars ($75,000) and, in the event of any such termination, the Earnest Money Deposit shall be delivered to Purchaser. Notwithstanding any provision herein to the contrary, in the event that Close of Escrow has not occurred by June 30, 2010, then either party, other than a party in default of its obligations hereunder, may elect to terminate this Agreement by giving notice thereof to the other, whereupon Purchaser shall reimburse Sellers for all reasonable out-of-pocket costs and expenses, including reasonable legal fees, incurred by Sellers in connection with the negotiation of, and the performance of Sellers’ obligations under, this Agreement in an aggregate amount not to exceed Seventy Five Thousand Dollars ($75,000) and the Earnest Money Deposit shall be delivered to Purchaser.

     8.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Sellers and Escrow Holder), in whole or in part, by Purchaser of each of the following condition precedent:
     (a) Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;
     (b) If Purchaser is entering into new franchise agreements, the Franchise Agreements have been terminated, effective as of the Closing Date, at no cost or expense to Purchaser;
     (c) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Sellers set forth in this Agreement that has not been waived by Purchaser; and.
     (d) Purchaser shall have received proceeds of not less than $100,000,000 from the closing of the public offering of securities contemplated by the draft registration statement (the “Registration Statement”) on Form S-11 provided by Purchaser to Seller prior to the date hereof (the “IPO Condition”).
The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.
     8.3 Failure of Conditions to Close of Escrow. Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Sellers hereby agree to deliver their Notices to Escrow Holder, on or before the Close of Escrow, of the satisfaction or waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Sellers specifically notify and instruct Escrow Holder, in writing, to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Sellers Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Sellers specifically notify and instruct Escrow Holder to do so.
IX.
LIQUIDATED DAMAGES
     9.1 Default by Purchaser. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’

FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, SELLERS MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), RETAIN THE EARNEST MONEY DEPOSIT, WHICH PURCHASER AND SELLERS AGREE IS A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLERS WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE DEFAULT OF PURCHASER UNDER THIS AGREEMENT. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH ANY DEFAULT BY PURCHASER UNDER THIS AGREEMENT ARE EXPRESSLY WAIVED BY SELLERS (PROVIDED THIS LIMITATION SHALL NOT APPLY TO ANY INDEMNITY OF PURCHASER THAT EXPRESSLY SURVIVES THIS AGREEMENT). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. UPON DEFAULT BY PURCHASER, IF THIS AGREEMENT IS TERMINATED BY SELLERS, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLER RESERVED HEREIN, AND FOR THE RIGHT OF SELLERS TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. IN THE EVENT PURCHASER WRONGFULLY FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLERS WHEN PURCHASER HAS DEFAULTED AND SELLERS ARE ENTITLED TO LIQUIDATED DAMAGES HEREUNDER, THE PROVISIONS OF THIS ARTICLE IX SHALL BE VOIDABLE AT THE ELECTION OF SELLERS.

SELLERS’ INITIALS	PURCHASER’S INITIALS
     9.2 Default by Sellers. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLERS, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE (i) THE RETURN OF THE EARNEST MONEY DEPOSIT AND (ii) REIMBURSEMENT OF OUT OF POCKET EXPENSES ACCORDING TO PROOF NOT TO EXCEED AN AGGREGATE OF TWO HUNDRED THOUSAND DOLLARS ($200,000). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLERS’ FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER. UPON DEFAULT BY SELLERS, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE

ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLERS.

SELLERS’ INITIALS	PURCHASER’S INITIALS
X.
BROKERS
     Sellers and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any other broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Property by Sellers.
XI.
NOTICES
     Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Sellers:	c/o RLJ DEVELOPMENT, LLC
Attention: Thomas J. Baltimore, Jr.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Telecopier: (301) 280-7782

With a copy to:	Gerard Leval, Esq.
Arent Fox, LLP
1050 Connecticut Avenue, N.W.
Washington D.C. 20036-5339
Telecopier: (202) 857-6395

To Purchasers:	CHATHAM LODGING TRUST.
50 Cocoanut Row, Suite 211
Palm Beach, FL 33480
Attention: Jeffrey H. Fisher
Telecopier: (561) 659-7318

With a copy to:	HUNTON & WILLIAMS LLP
1900 K Street, NW
Washington, DC 20006
Attention: John M. Ratino, Esq.
Telecopier: 202-778-2201
Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.
XII.
MISCELLANEOUS
     12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the courts located in Montgomery County, Maryland shall be the sole jurisdiction and venue for the bringing of the action.
     12.2 Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.
     12.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

     12.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.
     12.5 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Notwithstanding the foregoing, however, Purchaser may, not later than five (5) business days prior to the Closing Date, assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to an Affiliate(s) thereof, or to any entity controlled (directly or indirectly, through voting or equity ownership) by Purchaser or any Affiliate thereof; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Sellers and Escrow Holder, not later than five (5) days prior to the Closing Date Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request. “Affiliate” shall mean an entity that is majority-owned and controlled by Purchaser or the members or partners of Purchaser or in which Purchaser is the general partner or managing member.
     12.6 IRS — Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”
     12.7 Successors and Assigns. Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.
     12.8 Time is of the Essence. Time is of the essence of this Agreement.
     12.9 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. In executing this Agreement, Sellers and Purchaser each expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Sellers,

Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Sellers’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.
     12.10 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive the Close of Escrow and/or termination of this Agreement.
     12.11 Waiver. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived. Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.
     12.12 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.
     12.13 Risk of Loss. With respect to each Property, the risk of loss shall be as follows:
          12.13.1 Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, any of the Improvements shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (“Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.
          12.13.2 Material Loss. If the Casualty Renovation Cost exceeds in the aggregate (i) One Million Five Hundred Thousand Dollars ($1,500,000.00) in the event the Casualty is insured against, or (ii) Seven Hundred Fifty Thousand Dollars ($750,000.00) in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement. If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible, under applicable insurance policies, or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.
          12.13.3 Nonmaterial Loss. If the Casualty Renovation Cost is in the aggregate (i) One Million Five Hundred Thousand Dollars ($1,500,000.00) or less in the event the Casualty is insured against, or (ii) Seven Hundred Fifty Thousand Dollars ($750,000.00) or less in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser and shall pay to Purchaser the amount of any deductible in the event the Casualty is insured against or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.
          12.13.4 Eminent Domain. If, prior to the Close of Escrow, (i) all or substantially all (or so much thereof so as to substantially and materially interfere with the operation of the Hotel) of the Real Property, (ii) any portion of the parking areas on the Real Property which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Real Property or to any part of any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Real Property, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller. If, prior to the Close of Escrow, less than all or substantially all of the Real Property shall be taken by condemnation or eminent domain, then, if any of the foregoing, in Purchaser’s reasonable opinion, materially impairs the value of the Real Property or any significant interest therein, then Purchaser shall have the option to (A) accept title to the Real Property subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking, or (B) receive a full and prompt refund of all sums deposited by Purchaser with Escrow Holder and/or Seller. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Real Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.
     12.14 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated.
     12.15 Tax Deferred Exchange. The following provisions shall apply with respect to each Property:
          12.15.1 Seller and Purchaser (“Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (“Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to incur any additional liability, acquire, accept or hold title to any property (other than the Property), as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 12.15.
          12.15.2 Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.
          12.15.3 Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of

Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.
     12.16 Covenants, Representations and Warranties. Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Sellers and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representations and warranties shall survive only for a period of nine (9) months after the Close of Escrow. By proceeding with the closing of the sale transaction, Sellers and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement or any other document or instrument executed by the other party in connection with this transaction, of which the waiving party has actual knowledge of prior to the Close of Escrow for which the other party shall have no liability.
     12.17 Confidentiality. Other than as required or permitted by the terms of this Agreement, no party hereto shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Properties, nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property, without first obtaining the written consent of Sellers (collectively, “Proprietary Information”). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to Purchaser’s existing or prospective investors, shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Seller acknowledges that, in connection with the Public Offering and the future operation of a public company, Purchaser shall be permitted to disclose to its underwriter and prospective investors any and all information regarding the term of terms of this transaction and the Properties that Purchaser determines in its sole, but reasonable, discretion to be material or otherwise necessary or advisable in order to comply with its disclosure requirements.
     12.18 Limitation on Liability. In consideration of the benefits accruing hereunder, Sellers and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Sellers or Purchaser:
     (a) The sole and exclusive remedy shall be against the defaulting party and its assets;
     (b) No owner of the defaulting party shall be sued or named as a party in any suit or action;

     (c) No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);
     (d) No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;
     (e) No judgment may be taken against any owner or employee of the defaulting party;
     (f) Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;
     (g) No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party; and
     (h) These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.
In addition to the foregoing, and notwithstanding any other term or provision of this Agreement to the contrary, except as to any Seller’s fraud, Sellers shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Close of Escrow (collectively, “Sellers’ Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and third party expenses directly resulting from such breaches shall exceed, and then only to the extent the same exceeds, Twenty Five Thousand Dollars ($25,000). Furthermore, Sellers’ aggregate liability under this Agreement (or otherwise) for the breach of any and all of Sellers’ Post-Closing Obligations shall, in no event individually or in the aggregate, exceed two and one-half percent (2.5%) of the Purchase Price. In no event shall Seller have any liability for punitive damages, consequential damages, or damages for diminution-in-value, but shall only be liable for Purchaser’s actual out-of-pocket damages and third party expenses.
     12.19 No Third-Party Beneficiaries. Sellers and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Sellers and Purchaser and their permitted successors and assigns respectively.
     12.20 Facsimile Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Sellers each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

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[Signatures on following page]

XIII.
EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 16th day of November, 2009.

SELLERS:

RLJ BILLERICA HOTEL, L.L.C.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr. President

RLJ	BLOOMINGTON HOTEL, L.L.C.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
President

RLJ BRENTWOOD HOTEL, L.L.C.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
President

RLJ DALLAS HOTEL LIMITED PARTNERSHIP

By:	RLJ Dallas Hotel Gen-Par, L.L.C.
General Partner

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
President
[Signatures continued on next page.]

RLJ FARMINGTON HOTEL, L.L.C.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr. President

RLJ	MAITLAND HOTEL, L.L.C.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr. President

PURCHASER:

CHATHAM LODGING TRUST

By:	/s/ Jeffrey H. Fisher
Name: Jeffrey H. Fisher Title: Chief Executive Officer
ESCROW HOLDER HEREBY ACKNOWLEDGES
AND AGREES TO THE ESCROW INSTRUCTIONS
SET FORTH IN THIS AGREEMENT.
CHICAGO TITLE INSURANCE COMPANY

BY:	/s/ R. Eric Taylor
Name: R. Eric Taylor
Title: Vice President and Senior Counsel
Dated: November 16, 2009